PROSPECTUS SUPPLEMENT NO.1	FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JUNE 17, 2022)	FILE NO. 333-261428

Redbox Entertainment Inc.

60,203,489 Shares of Class A Common Stock

6,062,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements and amends the selling securityholder information contained in the prospectus, dated June 17, 2022 (the “Prospectus”), which forms part of the registration statement on Form S-1 (No.333-261428) filed by Redbox Entertainment Inc., a Delaware corporation (“we,” “us,” “our”) with the Securities and Exchange Commission relating to the issuance by us of (a) up to 6,062,500 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable upon the exercise of the Private Placement Warrants (as defined below), (b) up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants (as defined below), (c) up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (d) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 60,203,489 shares of Class A common stock (which includes up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock) and (ii) up to 6,062,500 warrants to purchase shares of Class A common stock. This prospectus supplement is being filed solely for the purpose of designating additional Selling Securityholders to reflect a transfer of Private Placement Warrants from a previously identified Selling Securityholder and does not register any additional securities of the Company. The additional Selling Securityholders received their Private Placement Warrants from Seaport Global SPAC, LLC.

You should read this prospectus supplement, including any amendments or supplements thereto, carefully before you invest in our securities. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. Our Class A common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RDBX” and our warrants are listed on Nasdaq under the symbol “RDBXW.” On June 16, 2022, the closing sale price of our Class A common stock as reported on Nasdaq was $11.69, and the closing sale price of our warrants as reported on Nasdaq was $1.62.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 17, 2022.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 60,203,489 shares of Class A common stock (including 5,000,000 shares of Class A common stock issued to the PIPE Investors, 3,593,750 shares of Class A common stock issued to the Sponsor upon conversion of its Founder Shares, 1,995,989 shares of Class A common stock issued pursuant to the Backstop Agreements, 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock, 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants) and (ii) up to 6,062,500 warrants to purchase shares of Class A common stock. The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The beneficial ownership of the Company’s common stock is based on 12,618,516 shares of Class A common stock and 32,770,000 shares of Class B common stock issued and outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution” elsewhere in this prospectus.

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	Securities Beneficially
	Owned Prior to		Securities to be Sold
	this Offering		in this Offering		Securities Beneficially Owned After this Offering
	Common		Common		Common
	Stock	Warrants	Stock	Warrants	Stock	Percent	Warrants	Percent
Name of Selling Securityholder
Redwood Holdco, LP(1)	32,770,000	—	32,770,000	—	—	—	—	—
Seaport Global SPAC, LLC(2)	3,593,750	—	3,593,750	—	—	—	—	—
Seaport Global Asset Management V2 LLC	60,994	1,098,105	60,994	1,098,105	—	—	—	—
Seaport Global Asset Management V-Port LLC	98,673	1,776,436	98,673	1,776,436	—	—	—	—
Seaport Global Asset Management LLC	—	1,212,886	—	1,212,886	—	—	—	—
Armory Fund LP	609,834	—	609,834	—	—	—	—	—
AP VIII Aspen Holdings, L.P(3)	1,756,487		1,756,487	—	—	—	—	—
Funds affiliated with Standard General L.P.(4)	995,000	—	500,000	—	495,000	1.1%	—	—
Thomas E. Bernard	200,000	485,155	200,000	485,155	—	—	—	—
Lions Gate Entertainment, Inc.(5)	200,000	160,000	200,000	160,000	—	—	—	—
James S. Tumulty & Donna Tumulty, Jointly	—	97,031	—	97,031	—	—	—	—
Max Bertz	—	242,577	—	242,577	—	—	—	—
Michael J. Endres Revocable Trust dated December 11, 1986, as amended(6)	—	485,155	—	485,155	—	—	—	—
David R, Meuse Trust, dated May 16, 1978, as amended(7)	—	485,155	—	485,155	—	—	—	—
Tricia M. Hedberg Revocable Trust under agreement dated July 18, 2006, as amended(8)	100,000	—	100,000	—	—	—	—	—
Legend Pictures, LLC(9)	50,000	20,000	50,000	20,000	—	—	—	—
Thunder Road Film Productions, Inc.(10)	10,000	—	10,000	—	—	—	—	—

(1)	Shares of Class B common stock, par value $0.0001 per share, held by Redwood Holdco. This number correlates to 32,770,000 Redbox Common Units held by Redwood Holdco, which represents 32,770,000 shares of Class A common stock, par value $0.0001 per share, that may be issuable upon the exchange of 32,770,000 Redbox Common Units following applicable lock-up periods. Each share of Class B common stock has one vote. Concurrently with an exchange of Redbox Common Units for shares of Class A common stock by Redwood Holdco, Redwood Holdco will be required to surrender to the Company a number of shares of Class B common stock equal to the number of Redbox Common Units exchanged, and such shares will be converted into shares of Class A common stock on a one-for-one basis, subject to adjustment. The general partner of Redwood Holdco is Redwood GP, LLC (“Redwood GP”). New Outerwall, Inc. is the sole limited partner of Redwood Holdco and the sole member of Redwood GP. New Outerwall is an indirect majority owned subsidiary of AP VIII Aspen Holdings, L.P. (“Aspen Holdings”). The general partner of Aspen Holdings is AP VII Aspen Holdings GP, LLC (“Aspen GP”) and Apollo Management VIII, L.P. (“Management VIII”) is the sole member of Aspen GP. AIF VIII LLC (“AIF VIII”) serves as the general partner of Management VIII. Apollo Management, L.P. serves as the sole member and manager of AIF VIII and Apollo Management GP, LLC serves as the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. New Outerwall, Aspen Holdings, Aspen GP, Management VIII, AIF VIII, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class B common stock, and the above description shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2)	Seaport Global SPAC, LLC, the Sponsor, is the record holder of 3,593,750 shares of Class A common stock reported herein. Seaport Global Asset Management, LLC is the managing member of the Sponsor and Stephen Smith is the Chief Executive Officer of Seaport Global Asset Management, LLC. By virtue of these relationships, Mr. Smith may be deemed to have or share beneficial ownership of the securities held of record by the Sponsor. Mr. Smith disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(3)	Shares of Class A common stock, par value $0.0001 per share, acquired by Aspen Holdings as a Backstop Subscriber in the Business Combination. Aspen GP, Management VIII, AIF VIII, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class A common stock, and the above description shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

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(4)	The securities reported herein are beneficially owned by Standard General L.P. (“Standard General”) in its capacity as investment manager to private investment vehicles. Soohyung Kim is a director of the general partner of the general partner of Standard General and Chief Investment Officer of Standard General, and in such capacities may be deemed to indirectly beneficially own the securities reported herein.

(5)	The shares are held by Lions Gate Entertainment, Inc. (“LGEI”), an indirect wholly-owned subsidiary of Lions Gate Entertainment Corp. (“LGEC”). LGEC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein, if any. Additionally, James W. Barge, Corii D. Berg and Adrian Kuzycz are officers and directors of LGEI. By virtue of this relationship, Messrs. Barge, Berg and Kuzycz may be deemed to indirectly beneficially own the securities held by LGEI. Messrs. Barge, Berg and Kuzycz each disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein, if any.

(6)	Michael J. Endres is the trustee of the Michael J. Endres Revocable Trust dated December 11, 1986, as amended, and he may be deemed to have beneficial ownership of the shares held by the Michael J. Endres Revocable Trust under agreement dated December 11, 1986, as amended.

(7)	David R, Meuse is the trustee of the David R, Meuse Trust, dated May 16, 1978, as amended, and he may be deemed to have beneficial ownership of the shares held by the David R, Meuse Trust under agreement dated May 16, 1978, as amended.

(8)	Jeremy D. Hedberg and Tricia M. Hedberg are trustees of the Tricia M. Hedberg Revocable Trust under agreement dated July 18, 2006, as amended, and may be deemed to have beneficial ownership of the shares held by the Tricia M. Hedberg Revocable Trust under agreement dated July 18, 2006, as amended.

(9)	Joshua Grode is Chief Executive Officer of Legend Pictures, LLC and may be deemed to have beneficial ownership of the shares held by Legend Pictures, LLC. Mr. Grode disclaims beneficial ownership of the shares reported herein except to the extent of his pecuniary interest therein.

(10)	Basil Iwanyk is President of Thunder Road Film Productions, Inc. and may be deemed to have beneficial ownership of the shares held by Thunder Road Film Productions, Inc.

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